Exhibit 99.1

FOR RELEASE AT 4:15 PM EST ON WEDNESDAY, FEBRUARY 20, 2013

KODIAK OIL & GAS CORP. ANNOUNCES

YEAR-END 2012 PROVED RESERVES AND

PROVIDES QUARTERLY AND ANNUAL SALES VOLUMES

•                  2012 PROVED RESERVES 94.8 MMBOE, REPRESENTING 138% GROWTH

•                  $1.9 BILLION PV-10 VALUE, 126% INCREASE

•                  ESTIMATED REMAINING NET DRILLABLE LOCATIONS NOW 950

•                  ANNUAL OIL AND GAS SALES 5,254 MBOE, 267% INCREASE

DENVER — February 20, 2013 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced preliminary unaudited operational and financial results for the fiscal year ended December 31, 2012.

Kodiak has prepared the preliminary operational and financial information included in this news release based on the most current information available to management.  Its normal closing and financial reporting processes with respect to the preliminary operational and financial information have not been fully completed.  As a result, its actual operational and financial results could be different from this summary preliminary data, and any differences could be material.  Kodiak expects to release its fourth quarter 2012 operational and financial results after the close of trading on February 28, 2013.

138% Increase in 2012 Estimated Proved Reserves Quantities

Kodiak’s estimated total proved reserves at December 31, 2012 were approximately 94.8 million barrels of oil equivalent (MMBoe), as compared to 39.8 MMBoe at December 31, 2011.  The 2012 total represents a 138% increase from 2011’s estimated proved reserves on an equivalent basis, and is comprised of 80.9 million barrels of crude oil and 83.1 billion cubic feet (Bcf) of natural gas.  The 2012 reserve mix is 85% crude oil, along with 15% associated natural gas.  Approximately 46% of the 2012 total proved reserves are categorized as proved developed producing and approximately 54% are classified as proved undeveloped.  Substantially all of the Company’s estimated proved reserves are located in the Williston Basin.

For 2012 reserve quantities, Kodiak’s estimated future cash flows, discounted at an annual rate of 10 percent before giving effect to income taxes (commonly known as PV-10 value), for proved reserves at year-end was $1.9 billion, as compared to $850.7 million at December 31, 2011, reflecting a 126% increase.  Please see below for further disclosure regarding the PV-10 value and the Company’s belief in its usefulness in evaluating its reserves.  Approximately $1.4 billion of the PV-10 value is attributed to the proved developed producing reserves.

Kodiak Oil & Gas Corp. Estimated Proved Reserves Summary at December 31, 2012

Reserve Category	% of Reserves	Oil (MBbls)	Gas (MMcf)	2012 (MBOE)	2011 (MBOE)	% Change	2012 PV-10 ($MM)

Proved Developed Producing	46%	36,158	41,870	43,136	14,672	194%	1,364
Proved Undeveloped	54%	44,772	41,254	51,648	25,160	105%	555

Total Proved	100%	80,930	83,124	94,784	39,832	138%	1,919

Price deck: After adjusting for transportation, quality and basis differentials, the average resulting price used as of December 31, 2012 was $82.83 per barrel of oil and $5.73 per Mcf for natural gas.

Reserve Reconciliation	Oil (MBbls)	Gas (MMcf)	Equivalents (MBOE)

Beginning Balance, (12/31/11)	35,576	25,539	39,832
Revisions of previous estimates	1,965	17,955	4,958
Extensions	37,583	34,648	43,357
Discoveries	—	—	—
Sales of reserves in place	—	—	—
Purchases of reserves in place	10,510	8,284	11,891
Production	(4,704)	(3,302)	(5,254)

Balance, December 31, 2012	80,930	83,124	94,784

During 2012, Kodiak invested approximately $810 million in capital expenditures related to drilling and completing new wells, including surface facilities and pipeline connections.  The 2012 drilling and completion capital expenditures compare to Kodiak’s previously provided guidance of $738 million.  The Company attributes the budget overage primarily to more wells drilled as a result of drilling efficiencies gained during the year, capital expenditures related to non-operated activity, and unseasonably good weather in the fourth quarter of 2012 allowing for additional activity.

Reserve estimates for 2012 and 2011 were prepared by Kodiak’s independent reservoir engineering consultant, Netherland, Sewell & Associates, Inc. and conform to the definition as set forth in the SEC Regulation S-X Part 210.4-10 (a) as clarified by subsequent SEC Staff Accounting bulletins.  The proved reserves are also in accordance with Financial Accounting Standards Codification Topic 932, Extractive Activities — Oil and Gas.

Interim Drilling and Completion Operations Update

Kodiak’s drilling operations continue with seven operated rigs.  Currently, four drilling rigs are operating in the Polar project area in southern Williams County, with one rig in each of the Smokey and Koala project areas in McKenzie County and one rig operating in Dunn County.

Kodiak completion operations in the Williston Basin continue with two full-time, 24-hour-per-day crews.  Since the last operational update released on January 11, 2013, the Company has completed 10 gross (7.9 net) operated wells bringing the year-to-date completions to 18 gross (13.5 net) operated wells.

The Company’s program to test 12 wells within a 1,280-acre drilling spacing unit (DSU) in each of the Company’s Polar and Smokey operating areas continues on schedule.  Following is a summary of recent developments concerning this program:

•                  The Polar pilot project wells are being drilled from three four-well pads, with six wells targeting the Middle Bakken and six wells targeting the three known productive intervals of the Three Forks Sanish (TFS) Formation.  Drilling activity from each of the four-well pads has commenced.  Geologic and geophysical work on the DSU will include cores and high-resolution logs to evaluate the middle Bakken and all benches of the TFS formation.  In addition, a micro seismic program is planned to further evaluate completion procedure effectiveness.  Oil, gas and water infrastructure is being constructed and is expected to be operational before completion activity begins in late second quarter 2013.

•                  The Smokey Pilot project is being drilled on the same spacing configuration as the Polar project.  The project is being drilled from four multi-well pads.  The first five wells in the DSU have been drilled from two separate pads, with two of the wells currently producing and the other three expected to be completed during the second quarter of 2013.  The last seven wells will be drilled and completed later this year.

Management Comment

Commenting on recent operations developments, Kodiak’s Chairman and CEO Lynn Peterson said:  “Our two pilot programs are a very important part of our 2013 drilling program.  It is paramount that we continue to test the spacing between wells in order to maximize reservoir drainage.  Our ongoing evaluation of well-bore spacing indicates that an approximate 800-foot horizontal separation of wells in the Middle Bakken should effectively drain the reservoir while maximizing our returns.  We anticipate that we will see communication between the well bores during completion operations.  Recently, we have begun shutting in producing wells during completions operations on offsetting locations.  While completing the new wells, we have observed communication between well bores, resulting in stronger production rates from the older wells upon their return to production.

“Regarding the TFS, we believe the multiple intervals of TFS appear to exist only through the deeper part of the Williston Basin where the TFS is thicker and more thermally mature.  We continue to view the TFS as a single hydrocarbon system.  Based upon our fracture stimulation analysis, we believe that the production does communicate between the TFS intervals; however, due to the expanding thickness of the oil saturated reservoir, additional well bores are required to optimize reservoir drainage.  We do not believe the lower TFS interval exists throughout our entire acreage block, but that the interval is most likely present in the southern portion of our Polar acreage block and in our Koala and Smokey blocks.  The tighter density of well bores in the Middle Bakken will likely be effective only through these same geographic areas as well as in our Dunn County acreage where we continue to achieve strong well results.”

Estimated Drilling Locations

Based on results to date and the delineation of the Middle Bakken and TFS formations throughout much of its acreage, Kodiak believes it has a remaining inventory of approximately 1,260 gross (950 net) operated and non-operated drilling locations.  The drilling inventory primarily assumes 1,280-acre drilling units that have been substantially delineated across the Company’s acreage positions and are economic with today’s oil prices and service costs.

Kodiak Oil & Gas Corp. Williston Basin Estimated Drilling Locations

	Gross Count						Net Count
						Total					Total
	Identified	Drillable			Unproven	Remaining	Drillable			Unproven	Remaining
	DSU's	Locations	PDP's	PUD's	Locations	Locations	Locations	PDP's	PUD's	Locations	Locations

Operated Properties	198	1,300	132	142	998	1,140	925	100	102	685	787

Non-Operated AMI Properties	23	140	16	23	98	121	67	7	9	46	55

Total Operated and AMI	221	1,440	148	165	1,096	1,261	992	107	111	731	843

Non-Operated Properties							119	11	3	104	107

Total							1,111	118	114	836	950

Fourth Quarter and Full-year 2012 Sales Volumes

Kodiak reported average daily sales volumes of 18,200 barrels of oil equivalent per day (BOE/d) for the fourth quarter 2012.  This represents a 153% increase over sales volumes of 7,200 BOE/d for the fourth quarter 2011 and a 15% increase over third quarter 2012 sales volumes of 15,850 BOE/d.  Crude oil accounted for 89% of fourth quarter 2012 sales volumes.  Kodiak reported average daily sales volumes of 14,400 BOE/d for the year-ended December 31, 2012, representing a 267% increase over average daily sales volumes of 3,900 BOE/d during 2011.

The Company disclosed production, sales volumes and netback prices received for the periods ended December 31, 2012, as summarized below:

	Quarterly Comparisons					12-month Period Comparison
	Three Months Ended			% Change		Year-Ended		% Change
Kodiak Oil & Gas Corp. Net Production and Sales Volumes Comparison	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011	Sequential Quarter	Qtr.- over- Qtr.	Dec. 31, 2012	Dec. 31, 2011	Y-o-Y
Net Volumes
Crude Oil (MBbls)	1,582	1,263	612	25%	158%	4,781	1,344	256%
Natural Gas (MMcf)	2,205	1,910	572	15%	286%	6,613	1,329	398%
Production Volumes: Barrels of Oil Equivalent (MBOE)	1,949	1,582	707	23%	176%	5,883	1,565	276%
Deduct: Flared Natural Gas (MMcf)	(1,104)	(882)	(333)	25%	231%	(3,311)	(807)	310%
Sales Volumes: (MBOE) (1)	1,677	1,459	662	15%	153%	5,254	1,432	267%
Average Daily Volumes
Daily Sales (BOE/day)	18,228	15,855	7,195	—	—	14,355	3,923	—
Daily Production (BOE/day)	21,190	17,190	7,689	—	—	16,074	4,288	—
Product Price Received
Crude Oil ($/Bbl)	$83.27	$82.96	$83.35	0%	-2%	$83.00	$86.05	-4%
Natural Gas ($/Mcf)	$5.83	$5.20	$8.00	12%	-27%	$5.53	$8.22	-33%

(1)Note that sales volumes exclude natural gas that is currently being flared pending connection to pipelines or system capacity.

Commenting on 2012 results, Mr. Peterson continued:  “Last year was transformational for Kodiak and its shareholders.  After successfully integrating the acquisitions completed during October 2011 and January 2012, we essentially doubled the size of our operations while increasing the average daily equivalent sales from approximately 3,900 BOE/d in 2011 to 14,400 BOE/d in 2012, representing 267% growth.  We are on track to deliver approximately 100% sales growth in 2013, with projected sales expected to range from 29,000 to 31,000 BOE/d.  This sales growth expected in 2013 will be the result of our estimated $775 million capital expenditures budget for 2013.

“We are in the best financial position in our history.  Our current liquidity of over $400 million comprised of current available borrowings under our credit facility and cash on hand, taken together with our expected 2013 cash flow stream, should allow us to execute our 2013 drilling program.   With the increase in our announced reserve base as of December 31, 2012, we anticipate that the borrowing base of our revolver will also increase at the time of our next borrowing base re-determination date in April 2013, thereby providing the Company additional liquidity.  We have driven our well costs down to a range of approximately $9.5 million to $10.2 million per well, and expect further well cost improvements through the efficiencies gained by drilling more wells per pad on our contiguous acreage blocks.

“Ongoing Williston Basin infrastructure build-out is resulting in more gas being sold and processed and greater volumes of crude being hauled by rail to strong pricing points throughout the US and Canada.  Due in part to the proliferation of rail terminals and their access to premium markets, we are currently experiencing historically low Williston Basin differentials.  We expect the contracted Williston Basin differential to continue to the benefit of most operators.”

Definition of PV-10 Value and the Standardized Measure

PV-10 is the estimated future net cash flows from proved reserves, discounted at an annual rate of 10 percent before giving effect to income taxes.  Standardized Measure is the after-tax estimated future cash flows from proved reserves, discounted at an annual rate of 10 percent, determined in accordance with GAAP. Kodiak uses PV-10 as one measure of the value of the Company’s proved reserves, and to compare relative values of proved reserves among exploration and production companies without regard to income taxes.  Kodiak believes that securities analysts and investors use PV-10 in similar ways.  Kodiak further believes PV-10 is a useful measure for comparison of proved reserve values among companies because, unlike Standardized Measure, it excludes future income taxes that often depend principally on the characteristics of the owner reserves rather than on the nature, location and quality of the reserves themselves.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations of future performance, including production, production interruptions and sales, the Company’s reserve estimates and its expectations regarding growth in its estimated reserves, the Company’s expectations regarding oil prices, service costs and cash flow stream, the Company’s expectations regarding future increases in its borrowing base under its credit facility, the Company’s expectation regarding the connection of its wells to pipelines,  the Company’s expectations regarding its exploration and development plans (including the timing and success thereof), the indications resulting from the Company’s test program in the Polar and Smokey areas, the Company’s beliefs about the characteristics of the TFS Formation, the Company’s preliminary financial and operational results and remaining inventory of drilling locations, the Company’s expectations regarding timing and success of its completion activity and the Company’s ability to execute to its 2013 capital expenditure program.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

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